Exhibit 23.4

Consent of Independent Auditors

The Members

NRG West Holdings, LLC:

We consent to the use of our report dated April 28, 2014, with respect to the consolidated balance sheets of NRG West Holdings, LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income/(loss), member’s equity, and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 16, 2015